EXHIBIT 10.21

As of January 11, 2006

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

110 East Broward Boulevard, Suite 2050

Fort Lauderdale, Florida 33301

Re:	Amendment No. 1 to Loan and Security Agreement

Ladies and Gentlemen:

Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida) (“Wachovia”), in its capacity as administrative and collateral agent (“Agent”) for the Lenders from time to time party to the Loan Agreement referred to below, the Lenders, Stein Mart, Inc., a Florida corporation (“Stein Mart”) and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”; and together with Stein Mart, being hereinafter referred to individually as “Borrower” and collectively as “Borrowers”), have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated as of July 18, 2003, by and among Borrowers, Agent, Lenders, Wachovia and Fleet Retail Finance, Inc., each in its capacity as Arranger, and General Electric Capital Corporation, in its capacity as Documentation Agent (the “Loan Agreement”) and all other Financing Agreements at any time executed and/or delivered in connection therewith or related thereto.

Borrowers and Agent have agreed to extend the Renewal Date to January 11, 2011, to decrease the Maximum Credit as of the date hereof (subject to Borrowers’ right to increase same, as set forth in Section 2.1(e), as amended by this Amendment), decrease the Applicable Margin and amend various other provisions of the Loan Agreement in connection with the foregoing, and Lenders are willing to agree to the foregoing, on and subject to the terms and conditions contained in this Amendment No. 1 to Loan and Security Agreement (this “Amendment”).

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the meaning assigned thereto in the Loan Agreement, unless otherwise defined herein.

2. Additional Defined Terms. Section 1 of the Loan Agreement is hereby amended by adding thereto, in addition and not in limitation, the following defined terms:

“1.6A “Amendment No. 1” shall mean Amendment No. 1 to Loan and Security Agreement, dated as of January 11, 2006, executed by and among Borrowers, Agent and Lenders.”

“1.6B “Amendment No. 1 Closing Date” shall mean January 11, 2006.”

“1.8A “Bank Products” shall mean any one or more of the following types or services or facilities provided to Borrowers by a Bank Product Provider: (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrowers pursuant to agreement or overdraft for any accounts of Borrowers maintained at Wachovia, and (ii) controlled disbursement services, and (c) Hedge Agreements if and to the extent permitted hereunder.”

“1.49A “Hedge Agreement” shall mean an agreement between Borrowers and Wachovia that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, forward commodity contracts, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.”

“1.92 “Wachovia” shall mean Wachovia Bank, National Association (successor by merger to Congress Financial Corporation (Florida)), in its individual capacity, and its successors and assigns.”

3. Amendment of Certain Defined Terms.

(a) The definition of “Affiliate” is hereby amended to increase the percent of ownership which is provided in subsections (a) and (b) thereof from ten percent (10%) to twenty percent (20%).

(b) Borrowers have requested, and Required Lenders have agreed, that failure of Jay Stein to own, directly or indirectly, any particular percentage of the voting power of the outstanding Voting Stock of Stein Mart shall not result in a Change of Control and, accordingly, the definition of Change of Control set forth in Section 1.16 of the Loan Agreement is hereby amended by deleting clause (e) thereof in its entirety and replacing it with the following:

“(e) [Intentionally Deleted].”

(c) The definition of “Fee Letter” set forth in Section 1.45 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.45 “Fee Letter” shall mean the letter agreement, dated as of Amendment No. 1 Closing Date, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.”

(d) The definition of “Financing Agreements” set forth in Section 1.46 of the Loan Agreement is hereby amended by adding thereto at the end thereof the following:

“, provided that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.”

(e) The definition of “Obligations” set forth in Section 1.67 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.67 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, arising under this Agreement or any of the other Financing Agreements, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) and for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers to Wachovia arising under or pursuant to any Bank Products, whether now existing or hereafter arising.”

(f) All references to “Congress” in the Loan Agreement and in the other Financing Agreements are hereby amended to mean and refer to Wachovia.

(g) The definition of “Reserves” set forth in Section 1.83 of the Loan Agreement is hereby amended by deleting the word “and” following clause (ix) thereof and substituting a comma therefor and by inserting the following new clause (xi) at the end of such definition:

“and (xi) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers to Wachovia arising under or in connection with any Bank Products at any time provided by Wachovia.”

4. Reduction of Maximum Credit. The definition of “Maximum Credit” set forth in Section 1.64 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.64 “Maximum Credit” shall mean the amount of $100,000,000 or such other amount as may be established as the Maximum Credit subsequent to the date hereof, pursuant to Section 2.1(e) of this Agreement.”

5. Borrowers’ Option to Increase Maximum Credit. Section 2.1(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.1(e) Notwithstanding anything to the contrary contained herein, so long as no Event of Default exists and is continuing, at any time during the term of this Agreement, Borrowers may request, in writing, that the Maximum Credit be increased to $150,000,000 (“Revolving Increase Notice”). During the term of this Agreement, Borrowers shall be permitted to send only one Revolving Increase Notice. Any increase in the Maximum Credit shall be effective thirty (30) days after receipt by Agent of the Revolving Increase Notice and in connection with such increase, Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee in the amount of (x) fifteen hundredths of one percent (0.15%) of $50,000,000 (i.e., $75,000) in the event such increase in the Maximum Credit occurs on or at any time prior to the second anniversary of the Amendment No. 1 Closing Date and (y) ten hundredths of one percent (0.10%) of $50,000,000 (i.e., $50,000) in the event such increase in the Maximum Credit occurs at any time after the second anniversary of the Amendment No. 1 Closing Date, which fee shall be fully earned on the date which is thirty days from receipt of the Revolving Increase Notice and may be charged by Agent to any of Borrowers’ accounts maintained by Agent.”

6. Assignment of GE Capital Commitment; Revised Commitments. Immediately prior to the occurrence of the Amendment No. 1 Closing Date, General Electric Capital Corporation (“GE Capital”) shall have executed and delivered an Assignment and Acceptance in favor of Wachovia, pursuant to which, among other things, (a) GE Capital shall have sold and transferred to Wachovia, and Wachovia shall have purchased and acquired, 100% of GE Capital’s right, title and interest in and to GE Capital’s Commitment, and (b) GE Capital shall have resigned as Documentation Agent under the Loan Agreement; and as a result of the foregoing, GE Capital shall not be a Lender under the Loan Agreement effective as of the Amendment No. 1 Closing Date. As a result of the reduction of the Maximum Credit as of the Amendment No. 1 Closing Date pursuant to this Amendment, the Commitments of the remaining Lenders (i.e., excluding GE Capital) set forth on Schedule I to the Loan Agreement are hereby revised by deleting Schedule I attached to the Loan Agreement in its entirety and substituting therefor the Schedule I attached to this Amendment.

7. Reduction in Interest Rates. The definition of “Applicable Margin” set forth in Section 1.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.7 “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans, the Interest Rate for Eurodollar Rate Loans and as to the Letter of Credit Accommodation fees payable to Agent, for the benefit of Lenders, pursuant to Section 2.2(b), the applicable percentage (on a per annum basis) set forth below opposite the Quarterly Average Excess Availability for the immediately preceding fiscal quarter:

	Quarterly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
(a)	$140,000,000 or greater	0%	1.00%
(b)	Greater than or equal to $100,000,000 and less than $140,000,000	0%	1.25%
(c)	Greater than or equal to $20,000,000 and less than $100,000,000	1/8%	1.50%
(d)	Less than $20,000,000	1/4%	1.75%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until such date thereafter as it may be adjusted in accordance with Sections 1.54(b) or 1.54(c) hereof, (ii) solely for the purposes of the calculation of Quarterly Average Excess Availability, the amount determined pursuant to clause (a) of the definition of Excess Availability shall be based solely upon the Borrowing Base of Borrowers, without regard to the Maximum Credit, and (iii) the Quarterly Average Excess Availability shall be calculated based upon the average of the amounts of Excess Availability as of the last Business Day of each of the three (3) fiscal months during Borrowers’ immediately preceding fiscal quarter.”

8. Increased Advance Rate with respect to Eligible Inventory. Clause (a)(i) of the definition of Borrowing Base set forth in Section 1.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)(i) seventy-five (75%) percent multiplied by the Value of the Eligible Inventory of Borrowers or”

9. Reduction In Unused Line Fee. Effective as of January 1, 2006, Section 3.2(a) of the Loan Agreement shall be automatically, without any further required action by the parties hereto, amended and restated in its entirety to read as follows:

“3.2(a) Borrowers shall pay to Agent, for the ratable benefit of Lenders, quarterly an unused line fee at a rate equal to twenty hundredths percent (0.20%) per annum upon the amount by which the Maximum Credit as then in effect exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding calendar quarter (or part thereof) while this Agreement is in effect (commencing with the calendar quarter ending March

31, 2006) and for so long thereafter as any Obligations are outstanding. Such fee shall be payable in arrears on the first day of each January, April, July and October.”

10. Confirmation of Grant of Security Interest. To secure payment and performance of all Obligations (expressly including, without limitation, all Obligations arising in connection with Bank Products now or hereafter provided by Wachovia to Borrowers), and confirming and supplementing all security interests and liens heretofore granted by Borrowers to Agent, for itself and the benefit of Lenders, and without limitation thereof, each Borrower hereby grants to Agent, for itself and the benefit of Lenders and Wachovia, in its capacity as provider of Bank Products to Borrower, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders and Wachovia, in its capacity as provider of Bank Products to Borrower, as security, all Collateral.”

11. Amendment to Cash Dominion Trigger. Section 6.3(a)(ii) of the Loan Agreement is hereby amended by deleting the fifth sentence thereof in its entirety and replacing it with the following sentence:

“Agent will only instruct the depository banks at which the Blocked Accounts are maintained to transfer to the Agent Payment Account all funds received or deposited into the Blocked Account at any time that (A) a Default or Event of Default shall have occurred and be continuing or (B) Borrower fails at any time to maintain Excess Availability of at least $15,000,000.”

12. Collateral Reporting Trigger. Section 7.1 of the Loan Agreement is hereby amended by adding thereto a new Section 7.1(c) as follows:

“(c) Notwithstanding anything to the contrary set forth in Section 7.1(a), Borrowers shall have no obligations to deliver to Agent any of the reports or documents otherwise required to be delivered pursuant to Section 7.1(a) so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrowers have Excess Availability in an amount greater than $80,000,000, as determined by Agent based upon the monthly financial statements and accompanying compliance certificate delivered by Borrowers to Agent pursuant to Section 9.6(a)(i).”

13. Inventory Appraisals. Section 7.3(d) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period following the Amendment No. 1 Closing Date, but at any time or times as Agent may request at Agent’s expense, or at any time or times as Agent may request at Borrowers’ expense at any time an Event of Default exists or has occurred and is continuing, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely, except that, notwithstanding the foregoing, (i) so long as (A) no Default or Event of Default shall have occurred and be continuing and (B) with respect to any twelve (12) month period following the Amendment No. 1 Closing Date, Borrowers have maintained Excess Availability of at least $100,000,000 at all times during such twelve (12) month period, then Borrowers shall have no obligation to deliver such Inventory reports or appraisals to Agent during such twelve (12) month period and (ii) solely for the purposes of the calculation of Excess Availability pursuant to this Section 7.3(d), the amount determined pursuant to clause (a) of the definition of Excess Availability shall be based solely upon the Borrowing Base of Borrowers and without regard to the Maximum Credit;”

14. Borrowers’ Request for Bank Products. Section 6 of the Loan Agreement is hereby amended by adding thereto a new Section 6.12 as follows:

“6.12 Bank Products. Borrowers may request that Wachovia provide Bank Products to Borrowers and Wachovia may, in its sole discretion, provide Bank Products to Borrowers. Borrowers shall indemnify and hold Wachovia and its Affiliates harmless from any and all Obligations now or hereafter owing in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.12 shall survive the payment of the Obligations and the termination of this Agreement. Each Borrower acknowledges and agrees that the obtaining of Bank Products from Wachovia (a) is in the sole discretion of Wachovia, and (b) is subject to all rules and regulations of Wachovia. Wachovia, in its capacity as provider of Bank Products, shall be deemed a party hereto for purposes of any reference in any of the Financing Agreements to the parties for whom Agent is acting, provided, that, the rights of Wachovia, in its capacity as provider of Bank Products, hereunder and under any of the other Financing Agreements (as opposed to its rights as Agent and Lender hereunder and under the Financing Agreements) shall consist exclusively of its right to share in payments and collections out of the Collateral as set forth herein.”

15. Capital Stock. Section 9.7(b) (iii) is hereby amended and restated in its entirety to read as follows in order to address incentive compensation:

“(i) the issuance of Capital Stock of any Borrower consisting of common stock pursuant to an employee stock option or grant employee stock purchase plan or similar equity plan or 401(k) plans of such Borrower and other grants under incentive compensation plans for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower be required to issue, or shall such Borrower issue, Capital Stock pursuant to such employee stock purchase plan or 401(k) plans or under any incentive compensation plans for the benefit of its employees, directors and consultants which would result in a Change of Control or other Event of Default, and”

16. Store Closing. Section 9.7(b)(iv(A) is hereby amended and restated in its entirety to read as follows in order to provide flexibility to the Company in closing unprofitable stores:

“(A) during any three (3) consecutive year period during the term of this Agreement, commencing from and after the Amendment No. 1 Closing Date, the number of retail store locations closed or sold by Borrowers (excluding for the purposes hereof retail store locations that Borrowers are in the process of closing as of the Amendment No. 1 Closing Date) minus the number of retail stores opened by Borrowers during any such three (3) year period, shall not exceed the amount equal to fifteen (15%) percent of the number of store locations of Borrowers as of the day immediately preceding the commencement of any such three (3) year period, but in no event shall the aggregate amount of all sales at all of the store locations closed or sold by Borrowers during such three (3) year period exceed $200,000,000,”

17. Permitted Prepayments. The introductory paragraph to Section 9.10 of the Loan Agreement is hereby amended and restated in its entirety, in order to expressly permit Borrowers to make prepayments, in the ordinary course of their business, on account of goods purchased by and services rendered to Borrowers:

“9.10 Loans, Investments, Etc. Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person (excluding prepayments by Borrowers, in the ordinary course of their business, on account of goods purchased by and services rendered to Borrowers), or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:”

18. Permitted Dividends and Redemptions. Section 9.11(b) is hereby amended and restated in its entirety to read as follows:

“(b) Stein Mart may declare and pay dividends with respect to its Capital Stock and repurchase its Capital Stock; provided, that, as to any such dividend or Capital Stock repurchase, each of the following conditions is satisfied: (i) as of the date of such dividend declaration or the making of a commitment with respect to such Capital Stock repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such dividend or such repurchase shall be paid with funds legally available therefor, and (iii) such dividend and such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property is bound; except that, in addition to compliance with each of the conditions set forth in clauses (i), (ii) and (iii) of this Section 9.11(b), if Stein Mart elects to make dividends and repurchases of Capital Stock in an aggregate amount that exceeds $16,000,000 in any fiscal year of Borrowers, any such excess dividend and repurchase shall be subject to, in each instance,

Borrowers having Excess Availability of at least $25,000,000 both at all time during the sixty (60) consecutive Business Days immediately preceding the date of declaration of such dividend payment or commitment with respect to such Capital Stock repurchase and after giving effect thereto (provided that, solely for the purposes of this Section 9.11(b), the amount determined pursuant to clause (a) of the definition of Excess Availability shall be based solely upon Borrowers’ Borrowing Base and without regard to the Maximum Credit); and”

19. Transactions with Affiliates. Section 9.12(b) is hereby amended and restated in its entirety to read as follows:

“(a) make any payments (whether by loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness for borrowed money, owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower (collectively, “Affiliate Payments”) that exceed $500,000 in the aggregate for all such Affiliate Payments in any fiscal year. The foregoing covenant with respect to Affiliate Payments does not in any manner limit or affect reasonable compensation (including, without limitation, the payment of director fees and legal fees and costs) to officers, employees and directors for services rendered to Borrowers in the ordinary course of business.”

20. Field Examinations. Section 9.20(f) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $800 per person per day (collectively, the “Audit Fees”)), except that, notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, (i) no such field examination shall be conducted in any of Borrowers’ fiscal years in which Borrowers have at all times maintained Excess Availability of at least $100,000,000 (ii) Borrowers shall pay for all such Audit Fees and costs with respect to not more than one (1) such field examination performed by Agent in any of Borrowers’ fiscal years so long as Borrowers have at all times maintained during such fiscal year Excess Availability of at least $20,000,000, but less than $100,000,000, (iii) Borrowers shall pay for all such Audit Fees and costs with respect to not more than three (3) such field examinations performed by Agent in any of Borrowers’ fiscal years if Borrowers have, at any time during such fiscal year, maintained Excess Availability of less than $20,000,000, (iv) from and after the occurrence and during the continuance of any Event of Default, Borrowers shall pay to Agent, upon demand, all Audit Fees and related costs for all such field examinations as shall be conducted by Agent in its sole discretion; and (v)solely for the purposes of the calculation of Excess Availability pursuant to this Section 9.20(f), the amount determined pursuant to clause (a) of the definition of Excess Availability shall be based solely upon the Borrowing Base of Borrowers and without regard to the Maximum Credit;”

21. Term Extension. Section 13.1(a) of the Loan Agreement is hereby amended by amending and restating the first sentence thereof in its entirety to read as follows:

“13.1(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the Amendment No. 1 Closing Date (such date ending on the date five (5) years from the Amendment No. 1 Closing Date being referred to as the “Renewal Date”); provided, that, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers may, at their option (without the consent or approval of Lenders), extend the term of this Agreement and the other Financing Agreements to the date that is one (1) year after the Renewal Date (the “Renewal Extension Date”) by the Administrative Borrower giving Agent notice thereof at least sixty (60) days prior to the Renewal Date, unless this Agreement and the other Financing Agreements shall be sooner terminated pursuant to the terms hereof.”

22. Elimination of Early Termination Fee. Section 13.1(c) is hereby deleted in its entirety and the following is hereby substituted therefor:

“[Intentionally Deleted]”

23. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore made by Borrowers to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, each Borrower hereby represents, warrants and covenants with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery of this Amendment and shall be incorporated into and made a part of the Financing Agreements):

(a) No Default or Event of Default exists on the date of this Amendment (after giving effect to the amendments to the Loan Agreement made by this Amendment); and

(b) This Amendment has been duly executed and delivered by each Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of each Borrower contained herein constitute its legal, valid and binding obligations enforceable against such Borrower in accordance with their respective terms.

24. Conditions Precedent. This Amendment shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent:

(a) The receipt by Agent of an original (or faxed or electronic copy) of this Amendment, duly authorized, executed and delivered by Borrowers and all Lenders;

(b) The receipt by Lender of an original (or faxed or electronic copy) of the Fee Letter (as such defined term is amended pursuant to this Amendment), duly authorized, executed and delivered by Borrowers; and

(c) The receipt by Agent of a Secretary’s Certificate of Directors Resolutions, evidencing the due authorization and approval of the execution and delivery of this Amendment and the Fee Letter by the respective Board of Directors of each Borrower, in form and substance satisfactory to Agent.

25. Lender Authorization. All Lenders (as opposed to Required Lenders) have joined in the execution and delivery of this Amendment as a result of the reduction in the Applicable Margin and the increase in the advance rate for Eligible Inventory provided for in this Amendment and as required by Section 11.3(a) of the Loan Agreement with respect to such amendments, notwithstanding the fact that all other amendments to the Loan Agreement set forth herein require approval of only the Required Lenders. The execution and delivery of this Amendment by all Lenders shall not, however, in any manner be deemed or constitute an amendment to or modification of such Section 11.3(a).

26. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and the other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of any conflict between the terms of this Amendment and the Loan Agreement or any of the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

27. Further Assurances. At Agent’s request, Borrowers shall execute and deliver such additional documents and take such additional actions as Agent reasonably requests to effectuate the provisions and purposes of this Amendment and to protect and/or maintain perfection of Agent’s and Lenders’ security interests in and liens upon the Collateral.

28. Governing Law. The validity, interpretation and enforcement of this Amendment in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of Florida (without giving effect to principles of conflicts of law).

29. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

30. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

STEIN MART, INC.

By:	/s/ James G. Delfs
Title:	Senior Vice President and Chief Financial Officer

STEIN MART BUYING CORP.

By:	/s/ James G. Delfs
Title:	Senior Vice President and Chief Financial Officer

AGREED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:	/s/ Pat Cloninger
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Andrea Liporace
Title:	Vice President

WELLS FARGO FOOTHILL, INC.

By:	/s/ Michael P. Baranowski
Title:	Vice President

ISRAEL DISCOUNT BANK OF New York

By:	/s/ Robert R. Munoz
Title:	Senior Vice President, Chief Lending Officer for Florida

By:	/s/ Dilian G. Schulz
Title:	First Vice President & Chief Credit Officer for Florida

SCHEDULE I

Commitments

Lender	Commitment as of Amendment No. 1 Closing Date (Maximum Credit equal to $100,000,000)	Commitment if Maximum Credit Increased to $150,000,000 pursuant to Section 2.1(e)
Wachovia Bank, National Association	$50,476,000	$75,714,286
Bank of America, N.A..	$22,857,000	$34,285,714
Wells Fargo Foothill, Inc.	$20,000,000	$30,000,000
Israel Discount Bank of New York	$6,667,000	$10,000,000

Total Commitments	$100,000,000	$150,000,000